Old Point Releases Second Quarter 2012 Earnings

• Year-to-date net income improves
• Annualized net charge-offs to total loans declines 58.71%
• Deposits increase $33.3 million

July 30, 2012 Hampton, VA                                                        Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $1.7 million, or $0.35 per diluted share for the six months ended June 30, 2012, an increase of $337 thousand over the same period in 2011.  The increase in net income was due to a reduction in the provision for loan losses, from $2.3 million to $1.2 million when comparing the first six months of 2011 and 2012. Decreases in loans and in nonperforming assets between the two periods allowed management to reduce the provision.  Sales of available-for-sale securities also contributed significantly to the increase in net income between the two periods.

Net income was $638 thousand, or $0.13 per diluted share, for the second quarter of 2012, compared to net income of $1.0 million for the second quarter of 2011.  Net income for the second quarter 2012 declined $397 thousand over the second quarter 2011 due to a higher provision for loan losses, a decline in net interest income and higher noninterest expenses, which were partially mitigated by higher noninterest income.

On June 30, 2012, nonperforming assets were 17.75% lower than nonperforming assets as of June 30, 2011.  Nonperforming assets declined primarily due to a $3.6 million decline in foreclosed assets.  Net loans charged off in the first half of 2012 totaled $2.0 million, compared to $5.6 million in the first half of 2011.  Between June 30, 2011 and June 30, 2012, average loans declined $74.0 million, allowing management to set aside less money through the provision for loan losses.

Assets as of June 30, 2012 were $872.3 million, an increase of $22.8 million, or 2.69%, compared to assets as of December 31, 2011. This growth in assets has been driven by increased deposits; low-cost deposits in particular grew $21.4 million. As quality loan demand has decreased in recent years, Old Point is investing excess funds in securities that can be readily liquidated when loan demand recovers. Between December 31, 2011 and June 30, 2012, net end-of-period loans decreased $43.0 million, while cash and cash equivalents and securities available-for-sale increased $70.3 million.

The net interest margin for the second quarter of 2012 was 3.48%, down 39 basis points from the second quarter of 2011. The year-to-date net interest margin for 2012 was 3.53%, down 28 basis points from 3.81% for the first half of 2011.  Until recently, Old Point’s net interest margin had improved as higher-cost time deposits repriced to the current, lower market rates. While the average rate on liabilities continued to decrease, the rate of change has slowed over the last year as most longer-term deposits had already repriced. In addition, the average rate on loans decreased between the second quarter of 2011 and the second quarter of 2012, as higher-yielding loans paid off or were renewed at current, lower rates. More significantly, the composition of earning assets has shifted: as average total loans have decreased from a lack of quality loan demand, a larger percent of earning assets have been invested in lower-yielding securities. Since investment securities typically yield less than loans, this shift to lower-yielding investments has had an impact on the Bank’s net interest margin in 2012.

In the second quarter and the first six months of 2012, noninterest income was up $931 thousand and $1.4 million, respectively, when compared to the same periods in 2011.  These increases were mainly due to realized gains on the sale of investment securities.  During 2012, Old Point restructured the investment portfolio, selling government agency securities and reinvesting the proceeds in mortgage-backed securities. These investment transactions improved the portfolio’s cash flows and increased the yields, while only marginally increasing the duration of the portfolio.

Noninterest income improved in other areas as well, with the largest increases in income from fiduciary activities and in other service charges, commissions and fees. Income from fiduciary activities was up $33 thousand in the second quarter 2012 and $89 thousand for the first six months of 2012, as compared to the same periods in 2011.  During the past year, the Trust company opened new accounts and expanded service offerings to existing customers, including an improved 401(k) product. A portion of the increase in income from fiduciary activities was a one-time event, but management hopes to continue introducing new customers to the many services Trust offers. Other service charges, commissions and fees grew $59 thousand and $119 thousand for the second quarter and first six months 2012, respectively, over the same periods in 2011.  The increases in other service charges, commissions and fees were due to increased revenues from merchant processing services and investment brokerage services. Old Point has been focusing on diversifying noninterest income in response to declining interest income and new regulatory restrictions on some sources of noninterest income.

Old Point’s noninterest expense increased $448 thousand and $830 thousand between the second quarter and first six months, respectively, of 2011 and 2012. These increases were mainly due to growth in salaries and benefits, which was impacted by several management decisions made during the year. In 2012, Old Point made early retirement offers to eligible employees, which increased salaries and benefits expense in 2012 but will decrease it in future years. Salaries and benefits expense was also impacted by the filling of several higher-level positions in 2011 and 2012. These positions, which were in the private banking and commercial lending areas, were part of the Company’s strategic initiative to expand the corporate banking line of business and focus on increasing loans and noninterest income. Specifically, these positions focused on increasing small business lending, treasury services, and lending in areas other than commercial real estate.

Smaller increases in noninterest expense were also seen in the categories of data processing and losses on foreclosed assets for both the three and six months ended June 30, 2012, as compared to the same periods in 2011. Data processing expenses increased as Old Point added new services at both the Bank and Trust, as discussed above. Losses on foreclosed assets increased as Old Point continues to work to reduce its nonperforming assets.

The increases in noninterest expense for the first half of 2012 were partially offset by decreases in FDIC insurance expense and foreclosed assets expense of $105 thousand and $81 thousand, respectively. FDIC insurance expense declined due to regulatory changes effective April 1, 2011 in the method for calculating this expense. Expenses for the maintenance of foreclosed assets have declined as Old Point has worked successfully to sell these assets. Between June 30, 2011 and June 30, 2012, foreclosed assets decreased $3.6 million, or 33.02%, causing expenses to decline as well.

In the second quarter 2012, Old Point participated in a number of community initiatives and events, including the Dismal Swamp Stomp, 100 Black Men Gala, Virginia Beach SPCA’s Spring Gala, American Red Cross’ Dress Down Under, Foodbank of the Virginia Peninsula’s Tastefully Yours fundraiser and the Blackbeard Pirate Festival. For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) as of June 30, 2012 were $16.5 million, down from $20.0 million on June 30, 2011. These numbers do not include restructured loans that are performing in accordance with their modified terms. Performing restructured loans totaled $5.1 million at June 30, 2012.
Allowance for Loan and Lease Losses (ALLL) as of June 30, 2012 was 1.61% of total loans; as of December 31, 2011, that measure was 1.63%.
Net loans charged off as a percent of total loans, on an annualized basis, were 0.85% for the six months ended June 30, 2012, compared to 2.06% in the first six months of 2011.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2011. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	June 30,	December 31,
	2012	2011
	(unaudited)
Assets

Cash and due from banks	$15,149	$9,523
Interest-bearing due from banks	20,019	13,978
Federal funds sold	790	1,354
Cash and cash equivalents	35,958	24,855
Securities available-for-sale, at fair value	295,795	236,599
Securities held-to-maturity
(fair value approximates $621 and $1,526)	615	1,515
Restricted securities	3,110	3,451
Loans, net of allowance for loan losses of $7,671 and $8,498	468,819	511,829
Premises and equipment, net	30,354	30,264
Bank owned life insurance	22,043	21,593
Foreclosed assets, net of valuation allowance of $1,949 and $1,851	7,232	9,390
Other assets	8,393	10,008
	$872,319	$849,504

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$173,579	$163,639
Savings deposits	243,832	232,348
Time deposits	306,765	294,892
Total deposits	724,176	690,879
Overnight repurchase agreements	22,764	35,001
Term repurchase agreements	1,176	1,480
Federal Home Loan Bank advances	35,000	35,000
Accrued expenses and other liabilities	1,813	1,279
Total liabilities	784,929	763,639

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,365	16,310
Retained earnings	46,330	45,109
Accumulated other comprehensive loss	(100)	(349)
Total stockholders' equity	87,390	85,865
	$872,319	$849,504

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,750	$8,191	$13,819	$16,593
Interest on due from banks	10	1	26	1
Interest on federal funds sold	1	6	1	14
Interest on securities:
Taxable	1,379	896	2,601	1,799
Tax-exempt	148	38	242	78
Dividends and interest on all other securities	24	20	45	32
Total interest and dividend income	8,312	9,152	16,734	18,517

Interest Expense:
Interest on savings deposits	94	103	188	208
Interest on time deposits	965	1,144	1,940	2,410
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	15	18	31	71
Interest on Federal Home Loan Bank advances	425	425	850	845
Total interest expense	1,499	1,690	3,009	3,534
Net interest income	6,813	7,462	13,725	14,983
Provision for loan losses	1,000	500	1,200	2,300
Net interest income, after provision for loan losses	5,813	6,962	12,525	12,683

Noninterest Income:
Income from fiduciary activities	793	760	1,620	1,531
Service charges on deposit accounts	1,073	1,055	2,103	2,067
Other service charges, commissions and fees	880	821	1,677	1,558
Income from bank-owned life insurance	225	203	449	405
Gain on sale of available-for-sale securities, net	770	51	1,084	51
Other operating income	140	60	216	143
Total noninterest income	3,881	2,950	7,149	5,755

Noninterest Expense:
Salaries and employee benefits	5,220	4,896	10,180	9,525
Occupancy and equipment	1,069	1,050	2,163	2,136
Data processing	392	339	774	666
FDIC insurance	286	266	567	672
Customer development	203	218	407	439
Legal and audit expense	224	220	408	363
Other outside service fees	141	157	293	301
Advertising	147	142	292	287
Employee professional development	188	179	330	312
Postage and courier expense	119	120	243	243
Foreclosed assets expense	96	117	167	248
Loss on write-down/sale of foreclosed assets	380	269	637	458
Other operating expense	482	526	1,035	1,016
Total noninterest expense	8,947	8,499	17,496	16,666
Income before income taxes	747	1,413	2,178	1,772
Income tax expense	109	378	461	392
Net income	$638	$1,035	$1,717	$1,380

Basic Earnings per Share:
Average shares outstanding	4,959	4,955	4,959	4,946
Net income per share of common stock	$0.13	$0.21	$0.35	$0.28

Diluted Earnings per Share:
Average shares outstanding	4,959	4,955	4,959	4,946
Net income per share of common stock	$0.13	$0.21	$0.35	$0.28

Cash Dividends Declared	$0.05	$0.05	$0.10	$0.10

Old Point Financial Corporation and Subsidiaries
Selected Ratios	June 30,	March 31,	December 31,	June 30,
	2012	2012	2011	2011
Net Interest Margin Year-to-Date	3.53%	3.59%	3.81%	3.81%
NPAs/Total Assets	1.89%	2.45%	2.16%	2.41%
Annualized Net Charge Offs/Total Loans	0.85%	0.50%	1.62%	2.06%
Allowance for Loan Losses/Total Loans	1.61%	1.65%	1.63%	1.85%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$8,848	$13,769	$8,475	$8,959
Loans > 90 days past due, but still accruing interest	135	79	517	266
Non-Performing Restructured Loans	254	0	0	0
Foreclosed Assets	7,232	7,439	9,390	10,797
Total Non-Performing Assets	$16,469	$21,287	$18,382	$20,022

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$2,027	$611	$8,430	$5,554
Year-to-Date Average Loans	$488,346	$495,619	$544,523	$562,316
Year-to-Date Average Assets	$857,486	$850,069	$853,849	$863,582
Year-to-Date Average Earning Assets	$785,858	$777,856	$779,524	$789,835
Year-to-Date Average Deposits	$702,071	$694,049	$683,657	$679,465
Year-to-Date Average Equity	$86,841	$86,358	$83,322	$81,707